Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Place of Incorporation

CIAC/ChinaInterActiveCorp	Cayman Islands

Qianxiang Shiji Technology Development (Beijing) Co., Ltd.	PRC

Variable Interest Entity

Beijing Qianxiang Tiancheng Technology Development Co., Ltd.	PRC

Subsidiaries of Variable Interest Entity

Beijing Qianxiang Wangjing Technology Development Co., Ltd.	PRC

Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd.	PRC

Beijing Nuomi Wang Technology Development Co., Ltd.	PRC

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